Exhibit 99.1

Innovative Solutions & Support, Inc. Appoints Parizad Olver to Board of Directors

Exton, PA. – June 22, 2022 – Innovative Solutions & Support, Inc. (“IS&S”) (NASDAQ: ISSC) today announces that the Board of Directors has appointed Ms. Parizad Olver (Parchi) to serve as a Director.

Dr. Shahram Askarpour, the Company’s Chief Executive Officer, commented: “We are very excited to have Parizad join the Board of Directors. Her background in aviation finance as well as her experience with special mission operations will be an asset to IS&S and further strengthens the Board.”

Ms. Olver is currently the Founder and Managing Partner of Panorama Aero, a US-based special mission aerospace lessor and end-to-end logistics provider which she founded in 2018. Ms. Olver also serves as Independent Director and Chair of the Audit Committee of Semper Paratus Acquisition Corporation, a NASDAQ-listed public company. From 2009-2018, Ms. Olver held numerous leadership positions during her time at Cowen Inc., including President and CEO of Cowen Aviation Finance, Head of International Strategy and Managing Director. Prior to Cowen, Ms. Olver held senior positions at Fortress Investment Group, Ramius Capital Group and Morgan Stanley. She received an MBA from Columbia University, MBA from London Business School and a BS from University of California, Berkeley (Haas School of Business).

Press Contact:

Jason Zywalewski

Innovative Solutions & Support, Inc.

+1 610.646.9800 x 609

jzywalewski@innovative-ss.com

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEM’s) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.